EXHIBIT 3.3

BYLAWS OF
GREATER COMMUNITY BANCORP
As Amended and Restated
Effective November 21, 2006

ARTICLE I
OFFICES

1. Registered Office and Agent. The Corporation shall maintain a Registered Office as required by the New Jersey Business Corporation Act, as amended from time to time (the "Act"), at a location in the State of New Jersey designated by the Board of Directors from time to time. In the absence of a contrary designation by the Board of Directors, or in the event of the resignation of the Corporation's designated Registered Agent leaving a vacancy which is not filled by the Board of Directors, the Corporation's Registered Office shall be located at its Principal Office.

The Corporation shall maintain a Registered Agent who shall have a business office at the Corporation's Registered Office. The Registered Agent shall be designated by the Board of Directors from time to time to serve at its pleasure. In the absence of a contrary designation by the Board of Directors, or in the event of the resignation of the Corporation's designated Registered Agent leaving a vacancy which is not filled by the Board of Directors, the Corporation's Registered Agent shall be the Treasurer of the Corporation.

2. Principal Place of Business. The principal place of business of the Corporation is 55 Union Boulevard, Totowa, New Jersey 07512.

3. Other Places of Business. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE II
SHAREHOLDERS

1. Annual Meeting. The annual meeting of Shareholders shall be held upon not less than ten (10) nor more than sixty (60) days written notice of the time, place and purposes of the meeting at 12:00 p.m. on the fourth Tuesday of the month of April of each year at the principal place of business of the corporation or such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

2. Special Meeting. A special meeting of the Shareholders may be called for any purpose by a majority of the Board. A special meeting shall be held at the principal business office of the Corporation or at such other place as shall be specified in the notice of meeting. Special meetings shall be called upon written notice of the time, place, and purposes of the meeting given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting.

3. Quorum. The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum, except where a greater number is required by law.

ARTICLE III
BOARD OF DIRECTORS

1. Number and Term of Office. The Board shall consist of not less than five (5) nor more than fifteen (15) members as set from time to time by the Board of Directors. The Directors shall be divided into three (3) classes, to consist, as nearly as may be, of one third (a) of the number of Directors then constituting the whole Board. The number of

Directors currently serving on the date of adoption of these Bylaws is eight (8). Each shall serve until the expiration of their current term. At each annual meeting, the class of Directors elected shall be for a full three (3) year term. Newly elected Directors shall be designated to the class consisting of the lesser one third (a) with an appropriate expiration date. Consistent with the foregoing, the number and terms of office of Directors to be elected at any particular annual meeting of Shareholders of the Corporation shall be fixed by the Board of Directors at a meeting of the Board held not more than one hundred twenty (120) days prior to the annual meeting of Shareholders (i.e. if the annual meeting is to be held in April, the number and terms of office of Directors to be elected shall be designated in January of the given year). In addition, between annual meetings of Shareholders the Board of Directors shall have authority to increase the number of Directors by not more than two (2) members, and to fill the vacancies created by such increase, in which event the terms of the Directors filling such vacancies shall be fixed in such manner as to result in each class consisting, as nearly as may be, of one-third (1/3) of the Directors then constituting the whole Board as so increased. Each Director elected by the Shareholders shall hold office until the expiration of the term for which such Director is elected and until such Director's successor shall have been elected and qualified. (See Section 6 of Article III of these Bylaws regarding the office of a Director elected by the Board of Directors.)

2. Regular Meetings. A regular meeting of the Board shall be held without notice on the fourth Tuesday of April at approximately 4:00 p.m. at the principal office of the Corporation, or at such other place as the annual meeting of Shareholders shall have been held, immediately following the close of the annual meeting of Shareholders referred to in Article II, Section 1 of the Bylaws, or at such other time and place as may be specified in a notice given orally or in writing at least two (2) days prior to such meeting, for the purposes of electing officers and conducting such other business as may come before the meeting. In the event that the annual meeting of Shareholders is adjourned for any reason beyond the date set forth in Article II, Section 1, of these Bylaws, then the annual meeting of directors shall also be adjourned for the same number of days. The Board, by resolution, shall provide the schedule of additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

3. Special Meetings. A special meeting of the Board may be called at any time by the Chairman or the President or by any three (3) directors for any purpose. Such meeting shall be held upon three (3) days' notice if given orally (either by telephone or in person) or by telegraph, or upon five (5) days' notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

4. Action Without Meeting. The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

5. Quorum. A majority of the entire Board shall constitute a quorum for the transaction of business.

6. Vacancies In Board of Directors. Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director. Each Director elected by the Board of Directors to fill any vacancy shall hold office only until the next annual meeting of Shareholders, at which time the Shareholders will elect such Director's successor for the succeeding term or, if applicable, for the remaining portion of the full term of the Director so elected to the Board.

7.  Executive Committee. There shall be a standing committee known as the Executive Committee, whose membership shall be comprised of the Chairman of the Board, who shall also be Chairman of the Committee, the President of the Corporation, and such number of additional members as shall be recommended by the Chairman and approved by the Board of Directors. The Board of Directors may at any time change the membership of, and/or increase or decrease the number of additional members of, and/or fill vacancies on, the Committee. Unless otherwise provided by resolution of the Board of Directors, the Executive Committee shall have and may exercise the powers of the Board of Directors in the management of the business and the affairs of the Corporation, except that unless provided by a resolution of a majority of the whole Board of Directors, the Executive Committee shall not be authorized to declare any dividends to stockholders, elect officers of the Corporation, fill vacancies in the Board of Directors, the Executive Committee or any other committee of the Board of Directors, amend these bylaws or take any other action which under these bylaws or applicable law must be taken only by a vote of a majority of the entire Board of Directors. All actions of the Executive Committee shall be reported to the Board of Directors at the meeting of such next succeeding the taking of such action.

8. Audit Committee. The Audit Committee is comprised of three solely independent members of the Board of Directors appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors, on an annual basis, shall determine that one of the members meets the SEC criteria for an “audit committee financial expert” as well as independence and thus meets the NASD requirement of financial sophistication for at least one member of the Audit Committee. A copy of the Audit Committee’s formal Charter was attached to the Company’s Proxy Statement for the 2005 Annual Meeting. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis.

The Charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s outside auditors; reviewing with management and independent auditors the Company’s quarterly and annual operating results, including press releases; considering the appropriateness of the Company’s internal accounting and auditing procedures; considering the independence of the Company’s outside auditors; reviewing the risk management and internal compliance functions; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Company’s internal audit personnel and reviewing the response of management to those reports; and reviewing and approving all related-party transactions other than loan transactions.

The Audit Committee also administers procedures established by the Board for the confidential submission by employees of the Company of concerns about questionable accounting or auditing matters. Those procedures enable an employee to send information and concerns on an anonymous basis to an independent company, which then forwards the information to designated representatives of the Audit Committee, who then in turn take action they deem appropriate in discussion with the other members of the Audit Committee. Those procedures are to be communicated to employees. The Company’s outside auditors and internal audit personnel have unrestricted access to the Audit Committee. The Audit Committee reports to the full Board about its actions on important matters coming before the Committee.

9. Compensation Committee. There shall be a standing committee known as the Compensation Committee, whose membership shall be comprised solely of independent directors and approved by the Board. The Compensation Committee is responsible for evaluating the performance of the Company’s chairman, vice chairman, president, chief executive officer, chief operating officer and chief financial officer and recommending their compensation to the full Board for final determination by the Board. The chief executive officer and the chief operating officer are not present when the Compensation Committee meets to recommend the compensation of those officers. The Compensation Committee will in addition, administer any Stock Compensation Plans that have been approved by the Shareholders that are in effect.
10.Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three solely independent members of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of candidates for election, including candidate recommendations made by stockholders, and recommending nominees for election as directors to the Board for its final determination. The Committee makes recommendation to the Board for the election of the current directors whose terms expire at the Annual Meeting and stand for re-election at the Meeting. The Committee is also responsible for recommending to the Board the members of Board committees for appointment by the full Board, reviewing and revising the Company’s Code of Ethics, reviewing adherence to the Company’s Corporate Governance Guidelines and its Code of Ethics and making recommendations to the Board regarding other corporate governance matters. The Committee’s current Charter was filed with the SEC during January 2005. The Nominating and Corporate Governance Charter is to be made available on the Company’s internet website.

11.Other Committees. The Board of Directors or the Chairman may at any time and from time to time establish, and appoint such other committees as deemed advisable. If created by the Board, the resolution establishing such committees shall define the duties and powers of the committees. Appointments to the committees shall be made by the Board, if the resolution establishing the committee so provides, or by the Chairman in all other cases. Such appointed members shall serve at the pleasure of the Board.

12. Qualifications. No person who shall have attained the age of seventy (70) shall be eligible to be elected or reelected as a director; provided, that this restriction shall not apply to any founding Director of the Corporation or of Bergen Commercial Bank until he shall have attained the age of seventy-five (75).

13. Nominations for Director. Nominations for election to the Board of Directors may be made by the Board of Directors or by any Shareholder of any outstanding class of capital stock entitled to vote for the election of directors.

Nominations, other than those made by or on behalf of the existing management, shall be made in writing and shall be delivered or mailed to the Chairman of the Nominating and Corporate Governance Committee of the Corporation not less than fourteen (14) days not more than fifty (50) days prior to any meeting of Shareholders called for the election of Directors, provided however, that if less than twenty-one (21) days' notice of the meeting is given to Shareholders, such nominations shall be mailed or delivered to the Chairman of the Nominating and Corporate Governance Committee not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.

ARTICLE IV
WAIVERS OF NOTICE

Any notice required by these Bylaws, by the Certificate of Incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or Shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V
OFFICERS

1. Election and Appointment. The Directors at their first meeting following the annual meeting of Shareholders shall elect a Chairman of the Board of Directors and a President. The Board may also elect a Vice Chairman of the Board of Directors, and one or more Vice Presidents from their own number. The Board shall designate a Chief Executive Officer, and may designate a Chief Operating Officer from among the officers so elected and may elect a Chief Financial Officer. They shall also elect a Secretary and a Treasurer, who need not be Directors. Except where prohibited by law, any one person may hold more than one office. Other officers, including additional Vice Presidents, who need not be Directors, may from time to time be elected or appointed by the Board of Directors.

2. Term of Office. The Chairman of the Board of Directors, the President and any Vice-Presidents selected from among the members of the Board shall hold office from the time of their election until the next annual meeting of the Board. All other officers shall hold office at the pleasure of the Board. Any officer may be removed from office by the affirmative vote of two-thirds (2/3rds) of the remaining directors.

3. Compensation. Salaries of the chairman, vice chairman, president, chief executive officer, chief operating officer and chief financial officer shall be recommended by the Compensation Committee with approval by the Board of Directors. All other officers shall be fixed from time to time by management of the Company.

4. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors, and have general charge and supervision of the affairs of the Board of Directors and of the Corporation. He shall execute the orders of the Board and supervise the policies adopted or approved by the Board. He shall preside at all meetings of the shareholders. He shall be a member of and chairman of the Executive Committee, as well as a member ex-officio of all standing committees, except any audit, compensation, or nominating and corporate governance committee, if established, unless otherwise provided by law or by the Board of Directors.

5. Vice Chairman. The Board of Directors may elect a Vice Chairman. The Vice Chairman, in the absence or disability of the Chairman of the Board, shall perform all the duties of the Chairman. The Vice Chairman shall be a member of the Executive Committee, and shall perform such other duties as from time to time may be assigned to him/her by the Board of Directors, or delegated to him/her by the Chairman.

6. President. The President, in the absence or disability of the Chairman of the Board and the Vice Chairman of the Board, shall perform the duties of the Chairman. The President shall sign all instruments which may be required by the Bylaws or in carrying on the normal and proper business of the Corporation, and all certificates of stock of the corporation when necessary. The President shall be a member of the Executive Committee and shall be a member ex-officio of all other committees, except an audit committee, compensation committee and the nominating and corporate governance committee unless otherwise provided by law, or by the Board of Directors.

7. Chief Executive Officer. The Chief Executive Officer shall have general charge of the administrative affairs of the Corporation, and in the absence of a Chief Operating Officer, the operations of the Corporation. He shall have the authority to prescribe the duties of all officers whose duties are not prescribed herein, and may delegate authority and responsibilities to other officers and employees where it may be deemed appropriate for the prompt and orderly transaction of the Corporation's business.

8. Chief Operating Officer. The Chief Operating Officer, if appointed, shall have general charge of the operational affairs of the Corporation, and shall be responsible for the implementation by the subsidiaries of the policies adopted by the Board or the Executive Committee. He or she shall prescribe the duties of all clerks, agents, officers and employees of the Corporation (with the exception of the chief executive officer and the chief financial officer), and shall have the authority to appoint, dismiss and fix the salaries of such persons, and to perform such other duties as shall from time to time be assigned or delegated to him or her by the Chief Executive Officer.

9. Chief Financial Officer. The Chief Financial Officer, if appointed, shall have general charge of the financial affairs of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Chief Financial Officer may serve and perform as, and have all duties and authority of, the Treasurer. The Chief Financial Officer shall perform such other duties as shall be assigned by the Chairman, Chief Executive Officer or the Board of Directors.

10. Vice Presidents. In the absence or disability of the Chairman of the Board and the President, their duties shall be performed by one or more of the Vice Presidents as may be delegated by the Board of Directors. They shall also perform such duties as may be assigned by the Chairman, the President, the Chief Executive Officer, the Chief Operating Officer, the Board of Directors or the Executive Committee, if there be one.

11. Duties and Authority of Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation, if a Chief Financial Officer is not appointed, and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the Chairman, President, Chief Executive Officer or the Board of Directors.

12. Duties and Authority of Secretary. The Secretary shall cause notices of all meetings to be served as prescribed in these Bylaws and shall keep or cause to be kept the minutes of all meetings of the Shareholders and the Board. The Secretary shall have charge of the seal of the Corporation. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the Chairman, President or the Board. Provided, however, that the Board may appoint a Secretary to the Board for the purpose of keeping its minutes and performing such other duties as may be delegated by the Board.

ARTICLE VI
INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) Proceedings by Others. Provided a specific determination has been made as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation, or the legal representative of any such Director or officer, against reasonable costs, disbursements, and expenses, reasonable counsel fees, and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, in connection with any proceeding involving such Director or officer by reason of his being or having been such a Director or officer, other than a proceeding by or in the right of the Corporation, if

(i) such Director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and

(ii) with respect to any criminal proceeding, such Director or officer had no reasonable cause to believe his conduct was unlawful.

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such Director or officer did not meet the applicable standards of conduct set forth in subparagraphs (i) and (ii) hereof. No indemnification called for by this paragraph shall be made by the Corporation unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth in subparagraph (i) and, if applicable (ii) of this paragraph (a). Such determination shall be made

(1) by the Board of Directors acting by a quorum of Directors who were not parties to the proceeding; or

(2) if such a quorum is not obtainable, or, even if obtainable and a quorum of the disinterested Directors so directs, by independent legal counsel in a written opinion; or

(3) by its Shareholders.

(b) Proceedings by Corporation. Provided a specific determination has been made, or court order entered, as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation against his reasonable costs, disbursements and counsel fees in connection with any proceeding by or in the right of the Corporation to procure a judgment in its favor which involves such Director or officer by reason of his being or having been such Director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. However, in no such proceeding shall indemnification be provided in respect of any claim, issue or matter as to which such Director or officer shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, in view of all circumstances of the case such Director or officer is fairly and reasonably entitled to indemnity for such reasonable costs, disbursements and counsel fees as the court shall deem proper. No indemnification called for by this paragraph shall be made by the Corporation unless ordered by a court, or unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth above in this paragraph (b). Such determination shall be made in one of three (3) manners referred to in the last sentence of paragraph (a) of this Article.

(c) Required Indemnification. Notwithstanding the requirements of paragraphs (a) and (b) for a determination that indemnification is proper in a specific case, the Corporation shall in all cases indemnify any person who is or was a Director or officer of the Corporation against reasonable costs, disbursements and counsel fees to the extent that such Director or officer has been successful on the merits or otherwise in any proceeding referred to in paragraphs (a) and (b) of this Article or in defense of any claim, issue or matter therein.

(d) Advance Payment of Expenses Permitted. Reasonable costs, disbursements and counsel fees incurred by a Director or officer of the Corporation in connection with a proceeding may be paid by the Corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided in this Article.

(e) Proceeding Defined. As used in this Article VI, the term "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(f) Provisions not Exclusive. The indemnification provided by this Article shall be in addition to, and not exclusive of, any other rights to which a Director or officer, or any rights to which an employee or agent, of the Corporation may be entitled under the laws of the State of New Jersey or under any agreement, vote of shareholders, or otherwise.

ARTICLE VII
AMENDMENTS TO AND EFFECT OF
BYLAWS; FISCAL YEAR

1. Force and Effect of Bylaws. These Bylaws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation's Certificate of Incorporation, as it may be amended from time to time. If any provision in these Bylaws is inconsistent with a provision in that Act or the Certificate of Incorporation, the provision of that Act or the Certificate of Incorporation shall govern.

2. Amendments to Bylaws. These Bylaws may be altered, amended or repealed by the Shareholders or the Board. Any Bylaw adopted, amended or repealed by the Shareholders may be amended or repealed by the Board, unless the resolution of the Shareholders adopting such Bylaw expressly reserves to the Shareholders the right to amend or repeal it.

3. Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year.